As filed with the Securities and Exchange Commission on December 17, 1996
                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                            REGISTRATION STATEMENT ON
                                    FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                        INTERNEURON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                      ------------------------------------



Delaware                                                        04-3047911
--------                                                        ----------
(State or other jurisdiction of                            (I.R.S. Employer I.D.
Incorporation)                                                    number)


                      ------------------------------------

                        INTERNEURON PHARMACEUTICALS, INC.
                                99 Hayden Avenue
                               Lexington, MA 02173
                                 (617) 861-8444
   (Address and telephone number of Registrant's principal executive offices)

                      ------------------------------------

          Glenn L. Cooper, M.D., President and Chief Executive Officer

                       INTERNEURON PHARMACEUTICALS, INC.
                                99 Hayden Avenue
                               Lexington, MA 02173
                                 (617) 861-8444
               (Address and telephone number of agent for service)

                      ------------------------------------

                                   Copies to:
                               Jill M. Cohen, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

                      ------------------------------------


Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration
statement for the same offering. [   ] ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]





                                                       CALCULATION OF REGISTRATION FEE
===================================================================================================================================

       TITLE OF EACH                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
 CLASS OF SECURITIES TO BE               AMOUNT                 OFFERING PRICE          AGGREGATE OFFERING            AMOUNT OF
         REGISTERED                 TO BE REGISTERED             PER UNIT (1)                PRICE (1)             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,  $.001 par
value.......................         1,500,000 (2)                $22.125 (3)               $33,187,500                $10,057
-----------------------------------------------------------------------------------------------------------------------------------
Total.......................         1,500,000 (2)                $22.125 (3)               $33,187,500                $10,057

===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2) Registered for sale by the Selling Stockholders. Includes 500,000 shares issuable upon exercise of warrants beneficially owned by a Selling Stockholder.

(3) Fee for Common Stock registered for sale by the Selling Stockholders is based on the average of the high and low price of the Common Stock as of December 12, 1996. Pursuant to Rule 416, there are also being registered for resale such additional shares of Common Stock as may become issuable pursuant to "anti-dilution" provisions of the warrants.

================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.







PROSPECTUS
----------

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    Subject to Completion, December 17, 1996

                        INTERNEURON PHARMACEUTICALS, INC.
                        1,500,000 shares of Common Stock

                 This Prospectus relates to 1,500,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Interneuron Pharmaceuticals, Inc. (the "Company"), of which 1,000,000 Shares are outstanding and 500,000 shares are issuable upon exercise of warrants, which shares may be offered and sold by certain stockholders of the Company named herein (the "Selling Stockholders"). The Selling Stockholders may sell all or a portion of the Shares from time to time in transactions on the Nasdaq National Market or other exchanges or markets on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale or through other means. Sales may be effected at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                 The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers (including broker-dealers which may be affiliated with any such Selling Stockholder) and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

                 None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company, although the Company will receive proceeds from any exercise of the warrants. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933 (the"Act"), as amended.

                 The Common Stock trades on the Nasdaq National Market under the symbol IPIC. On December 12, 1996, the last sale price of the Shares was $21 1/2.

                      ------------------------------------


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                      ------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


                The date of this Prospectus is December __, 1996

                              AVAILABLE INFORMATION

                 The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Act covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected and copies at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents filed with the Commission (File No. 0-18728) pursuant to the Exchange Act are incorporated herein by reference:

                 1. The Company's Annual Report on Form 10-K for the fiscal year
ended  September  30,  1996,   including  any  documents  or  portions   thereof
incorporated by reference therein and all amendments thereto;

                 2. The Company's definitive proxy statement dated January 26, 1996, except the Compensation Committee Report on executive compensation and the performance graph included in the proxy statement, filed pursuant to Section 14 of the Exchange Act;.

                 3. The Company's Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act; and

                 4. All  documents  filed by the  Company  pursuant  to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.

                 Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 99 Hayden Avenue, Lexington, Massachusetts 02173, Attention: Chief Financial Officer, telephone (617) 861-8444.

                 Redux(TM) is a trademark of Les Laboratoires Servier, licensed to the Company and American Home Products Corp. Melzone(TM), PMS Escape(TM) and Boston Sports Supplement(TM) are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY


                 Interneuron Pharmaceuticals, Inc. ("Interneuron" or the "Company") is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders, including obesity, stroke, anxiety and insomnia. Interneuron focuses primarily on developing products that mimic or affect neurotransmitters, which are chemicals that carry messages between nerve cells of the central nervous system ("CNS") and peripheral nervous system. The Company is also developing products and technologies, generally outside the CNS field, through four subsidiaries: Intercardia, Inc.
("Intercardia")   focuses   on   cardiovascular   disease;    Progenitor,   Inc.
("Progenitor") focuses on functional genomics using developmental biology, Transcell Technologies, Inc. ("Transcell") focuses on carbohydrate-based drug discovery and InterNutria, Inc. ("InterNutria") focuses on dietary supplement products.

Redux for Obesity

                 The Company's first pharmaceutical product, Redux (dexfenfluramine), received FDA clearance on April 29, 1996 and was commercially launched in June 1996 as a prescription drug for the treatment of obesity. The approved indication is for the management of obesity, including weight loss and maintenance, in patients on a reduced calorie diet who have an initial body mass index ("BMI") of >= 30 kg/m2 or >= 27 kg/m2 in the presence of other risk factors (e.g. hypertension, diabetes, or hyperlipidemia). BMI, a relationship between height and weight, is a widely-used measure of obesity. For an individual with a height of 5'5", a BMI of 30 corresponds to a weight of approximately 180 pounds and a BMI of 27 corresponds to a weight of approximately 162 pounds. These amounts exceed "ideal body weight" of a person of such height by approximately 36% and 22%, respectively. Included in the FDA-approved labeling for Redux are references to certain risks which may be associated with dexfenfluramine and which were highlighted during the FDA's review of the drug.

                 Redux is being marketed by the Wyeth-Ayerst division of American Home Products Corp. ("AHP"), which obtained from the Company exclusive U.S. marketing rights, in exchange for royalties on net sales and milestone payments payable to the Company. The Company, which retained co-promotion and certain manufacturing rights, obtained U.S. rights to Redux to treat abnormal carbohydrate craving and obesity from Les Laboratoires Servier ("Servier") in exchange for royalties on net sales. To supplement AHP's marketing efforts, the Company has developed an approximately 30-person sales force to copromote Redux to selected diabetologists, endocrinologists, bariatricians and weight management specialists, in return for a percentage of resulting revenues less certain expenses. Redux capsules are being manufactured for the Company for sale to AHP on a contract basis by Boehringer Ingelheim Pharmaceuticals, Inc. ("Boehringer") and bulk chemical is supplied by Servier.

Citicoline for Ischemic Stroke

                 The Company has completed a pivotal Phase 3 clinical trial of citicoline for the treatment of ischemic stroke, suffered by an estimated 415,000 people in the U.S. each year. Results of the Phase 3 clinical trial indicated a statistically significant improvement over placebo at certain dose levels in the recovery of patients who suffered an ischemic stroke and were treated with citicoline. In this study, patients were treated with citicoline within 24 hours post-stroke. Based on the clinical data to date, the Company believes citicoline may be a promising post-stroke therapy, particularly due to its potentially broad therapeutic window. The Company has commenced additional Phase 3 trials to confirm the efficacy and safety of citicoline and to confirm whether treatment of stroke with citicoline limits infarct size. The Company has U.S. and Canadian marketing rights to certain uses of citicoline, which has been approved for marketing in over 20 countries.

Bucindolol for Congestive Heart Failure

                 Through Intercardia, the Company is developing bucindolol, which is currently undergoing a Phase 3 clinical trial known as the Beta-blocker Evaluation of Survival Trial (the "BEST Study"). The BEST Study is being conducted by a division of the National Institutes of Health (the "NIH") and the Department of Veterans Affairs (the "VA"), for the treatment of congestive heart failure. Intercardia obtained worldwide rights to bucindolol and, in December 1995, entered into an agreement with Astra Merck, Inc. ("Astra Merck") for the development and commercialization of bucindolol for the treatment of congestive heart failure. Intercardia retains rights to a once-daily formulation of bucindolol, as well as all rights to bucindolol outside the U.S.

Other Products

                 Other product candidates in the Company's pipeline include pagoclone, a drug under development to treat anxiety/panic disorders for which the Company recently commenced a Phase 2/3 clinical trial in patients with panic disorders aimed at a longer-term safety and efficacy evaluation. In addition, the Company recently commenced a regional test launch for Melzone, a low-dose dietary supplement form of melatonin, a naturally occurring hormone that is believed to regulate the body's circadian (sleep) rhythm, which may be useful to induce restful sleep.

                 The Company is developing additional products and technologies through its subsidiaries. Progenitor's research and development programs emphasize functional genomics through developmental biology and include the following: a novel human hematopoietin receptor, a leptin receptor, which may play a role in obesity, blood cell growth, diabetes and fertility; the del-1 gene, which may play a role in angiogenesis, and a nonviral gene delivery system. Transcell's leading technologies include a combinatorial carbohydrate chemistry method for synthesis and library development of oligosaccharides and glycoconjugates, novel non-viral compounds for transporting DNA across cell membranes and compounds for transmembrane drug transport.

                 InterNutria's  leading  product  candidates  are PMS Escape,  a dietary supplement for women during the pre-menstrual period, which is undergoing a regional test launch in New England while continuing clinical evaluation, and Boston Sports Supplement(TM), a choline-rich dietary supplement for the enhancement of athletic performance and reduction of fatigue, for which the Company anticipates a regional test launch in fiscal 1997.

                 The Company was originally incorporated in New York in October 1988 and in March 1990 was reincorporated in Delaware. The Company's executive offices are located at One Ledgemont Center, 99 Hayden Avenue, Suite 340, Lexington, Massachusetts 02173, and its telephone number is (617) 861-8444. Unless the context indicates otherwise, all references to the Company include Interneuron and its subsidiaries, Intercardia, Progenitor, Transcell, and InterNutria (the "Subsidiaries").

                                  RISK FACTORS

                 An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. Each prospective investor should carefully consider the following risk factors, as well as others described elsewhere or incorporated by reference in this Prospectus, before making an investment. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

                 History of Losses; Accumulated Deficit and Potential Future Losses; Potential Fluctuations in Revenues. Until recently, the Company has been engaged primarily in research and development activities. At September 30, 1996, the Company had accumulated net losses since inception of approximately $107 million. Losses are continuing and cash continues to be used by operating activities. The Company will be required to conduct significant development and clinical testing activities and establish marketing, sales, regulatory and administrative capabilities for many of its proposed products, including products which may be acquired in the future, which are expected to result in continued operating losses for the foreseeable future. The extent of future losses and time required to achieve profitability are highly uncertain. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. The Company has experienced, and may continue to experience, fluctuations in revenues as a result of the timing of license fees, royalties, or product shipments regulatory approvals, product launches and milestone payments.

                 Risks Relating to Redux. The Company's future success may depend in large part on the long-term marketing success of Redux. There can be no assurance as to the successful commercialization of Redux, which may be affected by various factors, including the following:

                         Safety Issues;  Post-Marketing  Study.  Included in the
                 FDA-approved labeling for Redux are references to certain risks that may be associated with dexfenfluramine and which were highlighted during the FDA's review of the drug. One issue relates to whether there is an association between appetite suppressants, including dexfenfluramine, and the development of primary pulmonary hypertension ("PPH"), a rare but serious lung disorder. In the general population, the yearly occurrence of PPH is estimated to be about one to two cases per million. An epidemiologic study conducted in Europe examining risk factors for PPH showed that among other factors, weight reduction drugs including dexfenfluramine, systemic hypertension, and obesity itself were associated with a higher risk of PPH. Results of the final study, including a reclassification and inclusion of certain previously excluded cases by the authors of the study, estimated the yearly occurrence to be between 23 and 46 cases per million for patients taking appetite suppressants for greater than three months duration. Issues relating to PPH may adversely affect the market for, and the sales and marketing of,

                 Redux as well as the Company's business, financial condition and results of operations.

                         A second issue discussed in the  FDA-approved  labeling
                 for Redux is whether dexfenfluramine is associated with certain neurochemical changes in the brain. Certain studies related to this issue, conducted by third parties, purport to show that very high doses of dexfenfluramine cause prolonged serotonin depletion in certain animals, which some researchers believe is an indication of neurotoxicity. The Company presented data relating to the lack of neurocognitive effects in patients taking Redux and believes that, as demonstrated in human trials, these animal studies are clinically irrelevant to humans because of pharmacokinetic differences between animals and humans (resulting in much higher brain concentrations of dexfenfluramine and its active metabolite in certain animals than in humans) and because of the high dosages used in animal studies. The Company has agreed with the FDA to conduct a Phase 4, or post marketing, study of Redux, that is expected to be a double-blind, placebo-controlled trial to further evaluate long-term neurocognitive function in patients taking Redux. Adverse results, if any, of this study or the perceived likelihood of the occurrence of the labeled risks in patients taking Redux may materially adversely affect the labeling market, and/or marketing, of the drug as well as the Company's business, financial condition and results of operations.

                         Recent FDA Approval and Launch;  Costs  Associated with
                 Sales Force; Potential Fluctuations in Revenues and Related Costs. Redux was launched commercially by AHP in June 1996. Accordingly, the Company has only limited experience in sale and manufacturing of Redux in commercial quantities and cannot predict the extent of fluctuations in revenues and costs and inventory levels. The Company has incurred substantial costs in connection with the launch of Redux, including costs associated with developing a sales force and implementation of co-promotion activities. Substantial working capital is required to fund inventories and receivables associated with the commercialization of Redux.

                         Dependence on AHP for  Marketing.  The success of Redux
                 depends to a significant extent on the marketing and sales efforts of AHP, over which the Company has minimal control. There can be no assurance that the Company will generate significant revenues from royalties, or that such royalties will be sufficient to offset the Company's significant investment in research and development, manufacturing, sales force and other costs associated with Redux.

                         Dependence    on    Suppliers;    Risks    Related   to
                 Manufacturing. The Company is required to purchase all dexfenfluramine bulk chemical from Servier at a fixed cost, subject to annual adjustments. The Company is responsible for supplying AHP with Redux finished product requirements and has contracted to purchase all Redux finished product until December 1998 from Boehringer, which is the sole manufacturer of the finished product identified in the Redux new drug application ("NDA"). The Company will be required to obtain a replacement GMP manufacturing facility for Redux prior to expiration of the Boehringer agreement. There can be no assurance a replacement supplier will be approved by the FDA in sufficient time to avoid an interruption in supply. The Company is materially dependent on the ability of each of Servier and Boehringer to have manufactured and delivered, on a timely basis, sufficient quantities of bulk chemical and finished product, respectively, in accordance with applicable specifications. In the event Servier or Boehringer are unable to satisfy production requirements on a timely basis or are prevented for any reason from manufacturing bulk chemical or finished product, respectively, the Company would likely be unable to secure any alternate supplier or manufacturer without materially adverse disruption and substantially increased costs, if at all, which would materially adversely affect the Company's business and results of operations.

                         Inventory  levels depend to a large extent on forecasts
                 provided by AHP and production capabilities of Boehringer. There can be no assurance that AHP's forecasts and the Company's resulting production planning will be accurate, or that Boehringer (or its suppliers) will be able to manufacture product according to specifications on a timely basis, which may result in higher product costs to the Company or inadequate or excessive supplies of the product, any of which could materially adversely affect the Company's business and results of operations. In addition, there can be no assurance that the manufacture and sale of Redux capsules will be profitable to the Company.

                         Effect of Controlled  Substances  Act and Similar State
                 Regulations. Fenfluramine and its isomers, including dexfenfluramine, are currently designated as Schedule IV substances under the Controlled Substances Act. This act imposes various registration and record keeping requirements and restricts the number of prescription refills. In September 1995, an advisory committee of the FDA recommended the removal of fenfluramine and its isomers, including dexfenfluramine, from these controls. There can be no assurance as to whether descheduling will occur or as to the timing of such descheduling. In connection with the committee's recommendation, the Company and AHP have agreed to develop and administer a program to monitor for potential abuse or misuse of dexfenfluramine. Further, state descheduling actions are required by many states even after federal descheduling. The continued status of dexfenfluramine as a controlled substance would adversely affect the marketability of the drug and is resulting in delayed milestone payments and equity investments in the Company. The Company will receive such payments and investment only if dexfenfluramine is descheduled prior to April 1997. In addition, because dexfenfluramine is scheduled, royalties payable to the Company by AHP are lower than if the drug were descheduled.

                         Termination of Agreements.  The Servier  Agreements may
                 be terminated by Servier under certain conditions, including an acquisition by a new party (other than existing stockholders or their affiliates as of the date of the Servier Agreements) of a 20% beneficial ownership interest in the Company without Servier's consent. The

                 Servier Agreements also require Servier's consent to a Company sublicense, which consent was obtained in connection with the AHP Agreements. However, Servier has the right to withdraw its consent to the AHP Agreements in the event of a change in control of AHP or unless certain minimum net sales are achieved or payments are made as if such minimum sales were achieved. In the event of a breach of the Servier Agreements by the Company, or of other specified events which result in the termination of the Servier Agreements, AHP may succeed to the Company's position under the Servier Agreements. AHP has the right to terminate its agreements with the Company (the "AHP Agreements") at any time on 12 months notice. Wyeth-Ayerst may also terminate the co-promotion agreement in the event annual sales generated by the Interneuron sales force do not exceed specified levels. The Company anticipates that for the foreseeable future, royalties from AHP on Redux sales will constitute a substantial portion of the Company's revenues. Accordingly, the termination of the Servier Agreements or the AHP Agreements would have a material adverse effect on the Company.

                         Other Risks. The successful  commercialization of Redux
                 is also subject to other risks including those set forth under "Risks Factors -- Competition" and "- Uncertainty of Patent Protection and Proprietary Rights," "- Risks Relating to Managing Growth," "-Competition," "- Risk of Product Liability" and "- Uncertainty Regarding Pharmaceutical Pricing and Reimbursement."

                 Uncertainties Related to Clinical Trials. Before obtaining regulatory approval for the commercial sale of any of its pharmaceutical products under development, the Company must demonstrate that the product is safe and efficacious for use in each target indication. The results of preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing or use, and there can be no assurance that clinical trials of the products under development by the Company will demonstrate the safety and efficacy of such products or that, regardless of clinical trial results, FDA approval will be obtained. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. If clinical trials do not demonstrate the safety and efficacy of certain products under development, the Company may be adversely affected. Citicoline and bucindolol are currently in Phase 3 clinical trials and a Phase 2/3 clinical trial on pagoclone has recently commenced. There can be no assurance that these trials will confirm or demonstrate the safety and efficacy of the respective drug. Ferrer may terminate the Ferrer Agreement in the event FDA approval of Citicoline is not obtained by January 1999. The Company also expects to conduct clinical evaluation on certain dietary supplement products under development to substantiate the claims that are expected to be made for the products. There can be no assurance that these clinical evaluations will be successful.

                 Funding Requirements. The Company has expended and will continue to expend substantial funds to conduct research and development activities and preclinical and clinical testing on products under development, including products which may be acquired in the future. In addition, the Company is establishing sales and marketing capabilities for certain of its products. The Company is co-promoting Redux and intends to market or co-promote directly citicoline, Melzone and PMS Escape, assuming applicable regulatory approvals are obtained and test launches are successful. The Company will therefore be required to establish and maintain appropriate internal sales forces and functions and will require additional funds for manufacturing and marketing activities. The

Company may seek additional funds through corporate collaborations or future equity or debt financings to provide funding for new business opportunities and future growth.

                 Interneuron is also currently funding the activities of Progenitor, Transcell and InterNutria, each of which is seeking to enter into collaborations, business combinations or private or public equity or debt financings to pursue development and commercialization of their technologies or products. Although Interneuron may acquire additional equity in a subsidiary through participation in any such financing or conversion of intercompany debt, equity financings by a subsidiary will likely reduce Interneuron's percentage ownership of that subsidiary and funds raised by the subsidiaries will generally not be available to Interneuron. Although certain of the subsidiaries are engaged in discussions relating to potential business combinations or private or public equity financings, none of the subsidiaries has any commitments for additional financing and there can be no assurance that any such financing will be available on acceptable terms, if at all. In particular, Progenitor had filed a registration statement with the Commission relating to an initial public offering of its securities. Such offering has been postponed indefinitely and there can be no assurance that such offering will be completed or as to the timing or amount of any offering.(*) If adequate funds are not available to these subsidiaries on acceptable terms, such subsidiaries may be required to delay, scale back or eliminate some or all of their respective research and product development programs or product launches.

                 Risks Relating to Test Launches of Non-Pharmaceutical Products. During 1996, the Company commenced a regional test launch of PMS Escape, a dietary supplement for women with pre-menstrual syndrome which is continuing to be clinically evaluated. The Company also recently commenced a regional test launch of Melzone, a low-dose dietary supplement formulation of melatonin and intends shortly to commence a test launch of Boston Sports Supplement. Based on the results of the test launches, ongoing clinical evaluation and the availability of sufficient funds, the Company may determine not to market any of these products, to conduct additional testing of any of these products or to market any of these products on a broader scale. There can be no assurance any of these test launches will be successful, or if successful, be predictive of the commercial viability of any product if marketed more broadly.

                 Uncertainty of Government Regulation. The Company's research, development and pre-clinical and clinical trials and the manufacturing and marketing of most of its products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is lengthy, expensive


-------------------------
      (*) A registration statement relating to those securities has been filed with the Commission but has not yet become effective. Those securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of those securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

and uncertain. There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product's marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions. In addition, the Company will be dependent upon the manufacturers of its products to maintain compliance with current Good Manufacturing Practices ("GMP") and on laboratories and medical institutions conducting preclinical studies and clinical trials to maintain both good laboratory and good clinical practices. There can be no assurance that GMP manufacturers capable of producing product according to forecasts can be obtained on a timely basis, or at all, for products under development, including citicoline and pagoclone, which would materially adversely affect the Company's ability to commercialize these products. Certain products are proposed to be marketed by the Company as dietary supplements, such as Melzone and PMS Escape. There can be no assurance that the FDA will not attempt to regulate the products as drugs, which would require the filing of NDAs and review and approval by the FDA prior to marketing, or otherwise restrict the marketing of these products. In addition, classification of these products as dietary supplements limits the types of claims that can be made in marketing.

                 In addition to the regulatory framework for product approvals, the Company and its collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation. The impact of such regulation upon the Company cannot be predicted and could be material and adverse.


                 Uncertainty of Patent Position and Proprietary Rights. The Company's success will depend to a significant extent on its ability to obtain and enforce patent protection on its products and technologies, to maintain trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that any Company patents will afford any competitive advantages or will not be challenged or circumvented by third parties or that any pending patent applications will result in patents being issued. Certain of the Company's patents and patent applications include biotechnology claims, the patentability of which generally is highly uncertain and involves complex legal and factual questions. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

                 The composition of matter patent on dexfenfluramine in the U.S. has expired. The use patent on dexfenfluramine for the treatment of abnormal carbohydrate craving, which has been licensed to the Company, expires in 2000. Competitors, including generic drug manufacturers, may market dexfenfluramine in the U.S. claiming uses for obesity, assuming FDA approval can be obtained. Thus there can be no assurance that this use patent will afford any competitive advantage or will not be challenged or circumvented by third parties, although the Company believes Redux will likely be entitled to market exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 (the

"Waxman-Hatch  Act") until April 1999.  The  Company's  royalty  obligations  to
Servier for the license of the know-how and trademark extend beyond the patent expiration date. Subsequent to the expiration of market exclusivity or patent extension the Company's revenues from Redux may be materially reduced. This royalty obligation may adversely affect the Company's ability to compete against any then available generic drugs that are offered at lower prices. In addition, the Company's royalties from AHP are subject to 50% reduction if generic drug competition achieves a market share of 10% or greater of total new Redux prescriptions in two consecutive quarters.

                 The U.S. composition of matter patent on bucindolol expires in November 1997, prior to the anticipated launch of the product. As a result, assuming FDA approval can be obtained, competitors, including generic drug manufacturers, may market bucindolol, subject to potential market exclusivity under the Waxman-Hatch Act. The Company's licensed U.S. patent covering the administration of citicoline to treat patients afflicted with conditions associated with the inadequate release of brain acetylcholine expires in 2003. As described in the licensed patent, the inadequate release of acetylcholine may be associated with several disorders, including the behavioral and neurological syndromes seen after brain traumas and peripheral neuro-muscular disorders including myasthenia gravis and post-stroke rehabilitation. The claim of the licensed patent, while being broadly directed to the treatment of inadequate release of brain acetylcholine, does not specifically recite the indications for which the investigational new drug application ("IND") has been filed.

                 The Company may conduct research on  pharmaceutical or chemical compounds or technologies, the patents or other rights to which may be held by third parties. Others have filed and in the future may file patent applications covering certain products or technologies that are similar to those of the Company. If products based on such technologies are commercialized by the Company, they may infringe such patents or other rights, licenses to which may not be available to the Company. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on the Company's business. There can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or, if patents are issued, successfully design around the patented aspects of any technology developed by the Company. Furthermore, litigation may be necessary to enforce any patents issued to the Company, to determine the scope and validity of the patent rights of others or in response to legal action against the Company claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process. Not only is the outcome of any such litigation highly uncertain, but such litigation may also result in significant use of management and financial resources. The Company believes there may be significant litigation in the industry regarding patent and other intellectual property rights relating to leptin and leptin receptors; patent applications relating to leptin receptors have been filed by Progenitor. The Company is aware that Millennium Pharmaceuticals, Inc. ("Millennium") has filed a patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffman-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor.

                 Millennium has filed a "Protest" in the United States Patent and Trademark Office in connection with certain Progenitor applications relating to leptin receptors. A Protest is an available procedure sometimes used by a third party to provide the patent examiner who is reviewing the involved application or applications with what the third party believes to be relevant information.

The Protest procedure does not afford any right to the third party to participate in the patent prosecution process beyond the filing of its written Protest. Millennium's Protest primarily argues that any claims allowed to Progenitor should not be so broad as to cover Millennium's own leptin receptor.

                 There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than Progenitor's invention date, that any patent will issue to Progenitor or that any such patent issued to Progenitor would be broad enough to cover leptin receptors of Millennium or others.

                 To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. Most of the Company's consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become property of the Company. There can be no assurance that Company confidentiality agreements will not be breached or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

                 Uncertainty Regarding Waxman-Hatch Act. Certain provisions of the Waxman-Hatch Act grant market exclusivity for certain new drugs and dosage forms. The Waxman-Hatch Act provides that a patent which claims a product, use or method of manufacture covering certain drugs and certain other products may be extended for up to five years to compensate the patent holder for a portion of the time required for research and FDA review of the product. Although the Company has applied for such protection for the use patent relating to dexfenfluramine, there can be no assurance that it will receive an extension. The Waxman-Hatch Act also establishes a period of time from the date of FDA approval of certain new drug applications during which the FDA may not accept or approve short-form applications for generic versions of the drug from other sponsors, although it may accept or approve long-form applications (that is, other complete NDAs) for such drug. Although the Company will likely be entitled to three years of market exclusivity for Redux, there can be no assurance it will receive marketing exclusivity for any other product, such as bucindolol, for which the composition of matter patent expires in November 1997. There can be no assurance that any of the benefits of the Waxman-Hatch Act or similar foreign laws will be available to the Company or that such laws will not be amended or repealed.

                 Risk of Product Liability. The use of the Company's products in clinical trials and the marketing of any products may expose the Company to substantial product liability claims. Certain of the Company's agreements require the Company to obtain specified levels of insurance coverage, naming the other party thereto as an additional insured. There can be no assurance that the Company will continue to be able to obtain such insurance coverage, that such insurance can be acquired in sufficient amounts to protect the Company or other named parties against such liability, at a reasonable cost, or at all or that any insurance obtained will cover any particular liability claim. The Company is required to indemnify Servier, Boehringer Ingelheim and AHP against claims, damages or liabilities incurred by any of them in connection with the marketing of dexfenfluramine under certain circumstances. The Company may also be required to indemnify other licensors against product liability claims incurred by them as a result of products developed by the Company under licenses from such entities. In the event of an uninsured or inadequately insured product liability claim, or in the event an indemnification claim was made against the Company, the Company's business and financial condition could be materially adversely affected.

                 Early Stage of Products Under Development by the Company. The Company is investigating for therapeutic potential a variety of pharmaceutical compounds, technologies and other products at various stages of development. In particular, Progenitor and Transcell each are conducting very early stage research and all of their proposed products require significant further research and development, as well as testing and regulatory clearances, and are subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. The products under development by the Company are subject to the risk that any or all of these proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances. The Company is unable to predict whether any of its products will be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

                 Dependence on Others for Clinical Development, Regulatory Approvals, Manufacturing and Marketing. The Company expects to rely upon collaborative partners for the development, manufacturing and marketing of certain of its products, including products which may be required in the future. The Company is therefore dependent on the efforts of these collaborative partners and the Company may have limited control over the manufacture and commercialization of such products. For example, with respect to bucindolol, neither the Company nor Intercardia controls the BEST Study, which is being conducted by the NIH and the VA, and the Company will be substantially dependent upon Astra Merck for the commercial success of the twice-daily formulation of bucindolol in the U.S., assuming FDA approval is obtained. In the event certain of the Company's collaborative partners terminate the related agreements or fail to manufacture or commercialize products, the Company would be materially adversely affected. Because the Company will generally retain a royalty interest in sales of products licensed to third parties, its revenues may be less than if it retained commercialization rights and marketed products directly. Although the Company believes that its collaborative partners will have an economic motivation to commercialize the products that they may license, the amount and timing of resources devoted to these activities generally will be controlled by each partner. There can be no assurance that the Company will be successful in establishing any additional collaborative arrangements, or that any such collaborative partners will be successful in commercializing products or not terminate their collaborative agreements with the Company.

                 Risks Relating to Managing Growth. As a result of the Redux launch and, assuming additional proposed product launches occur, the Company anticipates experiencing a period of rapid growth, which is likely to place significant demands on the Company's management, operational, financial and accounting resources. The Company's intention to market certain products directly will further strain these resources. In particular, the Company is co-promoting Redux, which requires the Company to maintain a sales force and related management systems. The Company's future success will depend in part on whether it can expand its operational, financial and accounting systems and expand, train and manage its employee base. The Company's inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

                 Competition. Competition from other pharmaceutical companies, biotechnology companies, dietary supplement companies and research and academic institutions is intense and expected to increase. The Company is aware of products and technologies under development by its competitors that address diseases being targeted by the Company and competitors have developed or are in the process of developing products or technologies that are, or in the future may be, the basis for competitive products. Redux may be subject to substantial competition. Dexfenfluramine is an isomer of fenfluramine, which is sold under the brand name Pondimin by AHP for approximately the same use as dexfenfluramine, although indicated only for "short-term (a few weeks) use." Although dexfenfluramine is distinguishable from fenfluramine, there can be no assurance that Redux, which is higher priced than Pondimin, will achieve greater market acceptance than Pondimin or any other prescription drug used to treat obesity. The Company is aware of drugs under development for the treatment of obesity including sibutramine, for which an affiliate of BASF AG has filed an NDA to treat obesity. Although an FDA advisory committee had recommended against its approval, the Company is aware that the FDA has issued an approvable letter relating to the drug. In addition, the Company is aware of anti-obesity drugs under development by an affiliate of Roche Holdings Ltd. and Neurogen Corporation. In addition, other drugs and technologies relating to the treatment of obesity are in earlier stages of development and, due to the limited period of marketing exclusivity, Redux may eventually be subject to competition from generic versions of dexfenfluramine. Activase has recently received FDA approval as a treatment for stroke and the Company is aware of a number of products in clinical development pursuing an indication for stroke which could also compete with citicoline. In addition, if regulatory approval is obtained, bucindolol may compete with carvedilol, which is under development in the U.S. by SmithKline Beecham, for the treatment of congestive heart failure. An advisory committee of the FDA recommended against the approval of carvedilol to treat congestive heart failure, although the Company believes Smith Kline Beecham is continuing to seek to gain FDA approval for the drug. In addition, Melzone will compete with a substantial number of available melatonin dietary supplement products and PMS Escape will compete with a number of products for use during the pre-menstrual period.

                 Many companies in the pharmaceutical and dietary supplement industries have substantially greater financial resources and development capabilities than the Company and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, the Company may compete with other companies in acquiring rights to products or technologies. There can be no assurance that the Company will develop products that are more effective or achieve greater market acceptance than competitive products, or that the Company's competitors will not succeed in developing products and technologies that are safer or more effective or less expensive than those being developed by the Company or that would render the Company's products and technologies less competitive or obsolete.

                 Dependence Upon Key Personnel and Consultants. The Company is dependent on certain executive officers and scientific personnel. The Company has key person life insurance policies on the lives of Glenn L. Cooper, M.D., Richard Wurtman, M.D. and Lindsay A. Rosenwald, M.D. Drs. Wurtman and Rosenwald devote only a portion of their time to the Company's business. In addition, the Company is dependent upon certain executive officers or scientific personnel of the subsidiaries, each of which has separate management who are responsible, to a large extent, for the day-to-day operations and the strategic direction of the respective subsidiary. In addition, the Company relies on independent consultants to design and supervise clinical trials and assist in preparation of FDA submissions.

                 Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees.


                 Uncertainty Regarding Pharmaceutical Pricing and Reimbursement. The Company's business will be affected by the efforts of governmental and third-party payors to contain or reduce the cost of health care. There have been, and the Company anticipates that there will continue to be, a number of proposals to implement government control over the pricing or profitability of prescription pharmaceuticals, as is currently the case in many foreign markets. The announcement or adoption of such proposals could have an adverse effect on the Company. Furthermore, the Company's ability to commercialize its products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of companies that are prospective collaborative partners of the Company. Successful commercialization of many of the Company's products, including Redux, may depend on the availability of reimbursement for the cost of such products and related treatment from third-party health care payors, such as the government, private insurance plans and managed care organizations. There can be no assurance that such reimbursement will be available. Such third-party payors are increasingly challenging the price of medical products and services.

                 Control by Present Stockholders;  Anti-Takeover Provisions. The
officers, directors and principal stockholders of the Company (including individuals or entities related to such stockholders) beneficially own approximately [47%] of the Company's outstanding Common Stock. Accordingly, these officers, directors and stockholders may have the ability to exert significant influence over the election of the Company's Board of Directors and to determine corporate actions requiring stockholder approval.

                 The Board of Directors has the authority, without further approval of the Company's stockholders, to fix the rights and preferences of and to issue shares of preferred stock. Further, the Servier Agreements may be terminated in the event of any acquisition by a new party (other than existing stockholders or their affiliates as of the date of the Servier Agreements) of a 20% beneficial interest in the Company. In addition, Ferrer may terminate the Ferrer Agreements in the event an unaffiliated third party acquired 50% of Interneuron's Common Stock. The preferred stock held by AHP provides that AHP's consent is required prior to the merger of the Company, the sale of substantially all of the Company's assets or certain other transactions. In addition, outstanding options under the Option Plans become immediately exercisable upon certain changes in control of the Company. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and, accordingly, could adversely affect the price of the Company's Common Stock.

                 No Dividends. The Company has not paid any cash dividends on its Common Stock since inception and does not expect to do so in the foreseeable future. Any dividends will be subject to the preferential cumulative dividend of $0.1253 per share and $1.00 per share payable on the outstanding Series B Preferred Stock and Series C Preferred Stock, respectively, held by AHP and dividends payable on any other preferred stock issued by the Company.

                 Possible Volatility of Stock Price. The market prices for securities of emerging growth companies have historically been highly volatile. Future announcements concerning the Company or its subsidiaries, including
Intercardia, which is publicly-traded, or the Company's competitors, including the results of testing and clinical trials, technological innovations or competitive products, government regulations, developments concerning proprietary rights, litigation, the Company's results of operations or public concern as to the safety or commercial value of the Company's products, may have a significant impact on the market price of the Company's Common Stock.

                 Shares Eligible for Future Sale; Registration Rights. As of December 13, 1996, approximately 41,017,875 shares of Common Stock were outstanding. Of these shares, approximately 19,000,000 are owned by affiliates (or individuals or entities who may be deemed affiliates) of the Company or are "restricted securities" within the meaning of Rule 144. Substantially all of these shares are eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other requirements.

                 One stockholder of the Company has demand and piggy-back registration rights which have been waived in connection with this offering, relating to 622,222 shares of Common Stock issuable upon conversion of preferred stock. Two other stockholders of the Company have piggyback registration rights until March 1997 relating to an aggregate of approximately 1,330,000 shares of Common Stock, which rights have been waived in connection with this offering. Individuals and entities entitled to receive shares of Common Stock in each of December 1996 and 1997 with a market value of $1,200,000 at the time of each issuance have registration rights in January 1997 and 1998 relating to the resale of those shares. In the event up to a maximum of 2,181,250 shares of Common Stock are issued in June 1998 pursuant to certain put protection rights, holders of such shares will have registration rights at that time.

                 In addition to the registration statement of which this Prospectus forms a part, the Company has outstanding registration statements on Form S-3 relating to the resale of shares of Common Stock by other shareholders and has registration statements on Form S-8 relating to its 1989 Stock Option Plan, 1994 Long-Term Incentive Plan and its 1995 Stock Purchase Plan (the "Plans").

                 Dilution. As of September 30, 1996, approximately 5,000,000 shares of Common Stock were issuable upon exercise of outstanding options and warrants. In addition, the Company is required to issue additional shares of Common Stock in connection with technology acquisitions and may issue additional shares if certain put protection rights are exercised. To the extent such shares are issued, the interest of holders of Common Stock will be diluted.

                                 USE OF PROCEEDS

                 The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. In the event that all of the warrants exercisable for Shares offered hereby are exercised, the Company would receive proceeds of approximately $5,000,000. Holders of the warrants are not obligated to exercise their warrants and there can be no assurance that holders of warrants will choose to exercise all or any of the warrants.

                 The Company will use proceeds received upon exercise of warrants, if any, for working capital. The Company may also use proceeds to acquire rights to new products and technologies.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of each Selling Stockholder and for each, the number of Shares beneficially owned at the commencement of the offering, and the number of Shares offered for sale, based on information provided to the Company by such Selling Stockholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer all or any portion of the Shares for resale from time to time. See "Plan of Distribution."

      The Company has filed with the Commission under the Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

      None of the Selling Stockholders are officers or directors of the Company. Reliance Insurance Company ("Reliance") acquired 1,000,000 Shares and 500,000 warrants in June 1995 directly from the Company in a private placement pursuant to a Securities Purchase Agreement. See "Description of Securities - Reliance Warrants." Of the Shares purchased by Reliance, 300,000 Shares were transferred to Deutsche Bank A.G., a Selling Stockholder. In connection with the private placement to Reliance, Paramount Capital, Inc., an investment banking firm controlled by Lindsay Rosenwald, M.D. the Chairman of the Board and a principal stockholder of the Company, acted as placement agent. The Company paid Paramount cash compensation of $300,000 and granted to a designee and officer of Paramount warrants to purchase 50,000 shares of Common Stock. Reliance, through its Reliance National division, has in the past issued a directors and officers insurance policy for the Company.

                                                                                  Percentage Owned
                             Number of Shares                                    -------------------
                             Beneficially Owned         Number of Shares         Before       After
Selling Stockholders         Prior to Offering             Being Offered        Offering   Offering(2)
--------------------         -----------------             -------------        --------   -----------

Reliance Insurance Company      1,200,000(1)               1,200,000(1)            2.9%        0

Deutsche Bank A.G.                300,000                    300,000                *(3)       0
-------------------------

(1) Includes 500,000 Shares issuable upon exercise of warrants.

(2) Assuming the sale of all Shares, including the shares issuable upon exercise of these warrants.

(3) Less than 1%.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market or on other exchanges on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers or agents who participate in the distribution of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act.

         The Company has been advised that (i) Deutsche Bank, A.G., one of the Selling Stockholders, is affiliated with several NASD member firms including Deutsche Morgan Grenfell Inc. ("DMG"); (ii) DMG has engaged in market-making activities with respect to the Company's securities; and (iii) Deutsche Bank AG and its subsidiaries or affiliates have, from time to time, made and may in the future make, purchases and sales of the Company's securities, including with NASD member firms.

         The Company has agreed to pay the expenses of registration in connection with this Offering and to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Act.

         At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering.

         The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of Shares may depress the market price of the Company's Common Stock. The Selling Stockholders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue up to 60,000,000 shares of Common Stock, $.001 par value. At December 13, 1996, there were 41,017,875 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote at all meetings of shareholders for each share held by them. Common Stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Subject to the rights of holders of Preferred Stock, if any, upon liquidation, all such holders are entitled to participate pro rata in the assets of the Company available for distribution. All of the outstanding shares of Common Stock are, and the shares to be issued hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

         The Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of Preferred Stock with voting rights are issued, such issuance affects the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of Preferred Stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Other than the Series B and Series C Preferred Stock issued and additional shares of preferred stock which may be issued to AHP, the Company has no agreements or arrangements to issue any shares of Preferred Stock or to establish or designate any series of Preferred Stock.

         In November 1992, the Company sold 239,425 shares of Series B Preferred Stock to AHP pursuant to the AHP Agreements for an aggregate purchase price of $3,000,000. In June 1993, the Company sold 5,000 shares of Series C Preferred Stock to AHP for an aggregate purchase price of $500,000. Holders of the Series B and Series C Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders generally, other than the election of directors, holding the number of votes equal to the number of shares of Common Stock into which the Preferred Stock is then convertible. The shares of Series B Preferred Stock and the Series C Preferred Stock are convertible into an aggregate of 622,222 shares of Common Stock, subject to adjustment. Holders of the Series B and Series C Preferred Stock are entitled to receive out of funds legally available therefor, mandatory dividends of $0.1253 and $1.00 per share, respectively, payable at the election of the Company in cash or Common Stock. Such dividends are payable annually on April 1 of each year, accrue on a daily basis and are cumulative. In the event of any liquidation, distribution or sale of all or substantially all of the assets, dissolution or winding up of the Company, the holders of Series B and Series C Preferred Stock shall be entitled to receive a preference of $12.53 and $100 per share, respectively, plus cumulated and unpaid dividends, over the holders of Common Shares and any other shares, other than any other series of Preferred Stock which may be issued to AHP under the AHP Agreements which rank on a parity with the Series B and C Preferred Stock.

         The AHP Agreements provide for the potential sale to AHP of $3,500,000 (35,000 shares) of Series E Preferred Stock ( the "Additional Series"), if dexfenfluramine is descheduled by April 29, 1997. The Additional Series will contain terms substantially similar to those of the Series C Preferred Stock except that each share of any Additional Series will be convertible into the number of shares of Common Stock obtained by dividing $100 by the conversion price as then determined. The initial conversion price for the Series E Preferred Stock will be 150% of the market price of the Common Stock for 10 days preceding the descheduling of dexfenfluramine, subject to the antidilution adjustments. Holders of the Additional Series are entitled to dividends of $1.00 per share and a liquidation preference of $100 per share on the terms described above.

         Until the date AHP ceases to be the registered holder of all of the outstanding Preferred Stock of at least one series, the Company will not, without the approval of the majority of the outstanding shares of all series of Preferred Stock issued to AHP, (i) issue shares of stock having a preference or, except shares issued to AHP, ranking pari passu with the outstanding series;
(ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to its Certificate of Incorporation or by-laws adversely affecting the rights of holders of such series; (iv) merge or consolidate with any entity or sell or otherwise dispose of all or substantially all of its assets or liquidate, dissolve, recapitalize or reorganize; (v) repurchase or redeem any shares of its Common Stock; (vi) pay dividends or make any other distribution on any Common Stock, except a distribution payable entirely in Common Stock, unless at the same time, a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C Preferred Stock into Common Stock; or (vii) guarantee any indebtedness of any third party, except a subsidiary.

Reliance Warrants

         The warrants held by Reliance were issued under a Securities Purchase Agreement between the Company and Reliance dated June 2, 1995. The Warrants are exercisable until 5:00 p.m. on June 1, 2002 at an exercise price of $10.00 per share, subject to adjustment. Under the Securities Purchase Agreement, Reliance has demand and "piggy-back" registration rights relating to the Shares underlying the warrants. See "Shares Eligible for Future Sale."

Subsidiary Financing Warrants and Put Protection Rights

         In connection with certain private placements by the subsidiaries, Interneuron issued to the investors (i) three-year warrants to purchase an aggregate of 218,125 shares of Common Stock and (ii) rights to sell varying amounts of investors' convertible preferred stock in the subsidiaries to Interneuron (the "Put Protection Rights") in exchange for shares of Interneuron Common Stock in the event certain conditions (including a public offering by the applicable subsidiary) are not met by June 30, 1998. The shares underlying certain of these warrants were registered for resale in March 1996 and, at September 30, 1996, 41,250 of such warrants remained outstanding. At September 30, 1996, a maximum of 2,181,250 shares may be issued upon exercise of the Put Protection Rights (if Interneuron's Common Stock is $2.00 or less at the time of exercise).

Business Combination Provisions

         The Business Combination provision contained in Section 203 of Delaware's General Corporation Law ("Section 203") defines an interested shareholder as any person that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested shareholder for a period of three years following the date such shareholder became an interested shareholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by at least 66% of the affirmative voting stock which is not owned by the interested shareholder. The Company did not "elect-out" of the statute and, therefore, the restrictions imposed by Section 203 apply to the Company.

Transfer Agent and Registrar

         American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for the Company's Common Stock.

Shares Eligible for Future Sale

         At December 13, 1996, the Company had 41,017,875 shares of Common Stock outstanding. Of these shares, approximately 19,000,000 are owned by affiliates (or individuals or entities that may be deemed affiliates) of the Company or are "restricted securities" within the meaning of Rule 144. Substantially all of these shares are eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other requirements.

                  The Selling Stockholders have demand and piggy-back registration rights relating to their Shares, including the Shares issuable upon exercise of the Warrants. Another stockholder of the Company has demand and piggy-back registration rights, which have been waived in connection with this offering, relating to 622,222 shares of Common Stock issuable upon conversion of preferred stock. Individuals and entities entitled to receive shares of Common Stock to be issued in each of December 1996 and 1997 with a market value of $1,200,000 at the time of each issuance have registration rights in January 1997 and 1998 relating to the resale of those shares. In the event up to a maximum of 2,181,250 shares of Common Stock are issued in June 1998 pursuant to Put Protection Rights, holders of such shares will have registration rights at that time. Two other stockholders of the Company have piggy-back registration rights until March 1997 relating to an aggregate of approximately 1,330,000 shares of Common Stock, which rights have been waived in connection with this offering.

                  In addition to the registration statement of which this Prospectus forms a part, the Company has outstanding registration statements on Form S-3 relating to the resale by other stockholders of the Company of shares of Common Stock and on Form S-8 relating to its Plans in order to permit holders of options and shares issued pursuant to the Plans, other than affiliates of the Company, to sell, without restriction, shares of Common Stock issued pursuant to the Plans.

                                  LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain members of Bachner, Tally, Polevoy & Misher LLP, including the secretary of the Company, own approximately 17,000 shares of Common Stock of the Company.


                                     EXPERTS

         The consolidated balance sheets as of September 30, 1996 and 1995 and the consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended September 30, 1996, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the Offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.



                                TABLE OF CONTENTS

                                                                Page
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Available Information............................................ 2
Incorporation of Certain Documents by Reference.................. 2
Prospectus Summary............................................... 4
Risk Factors..................................................... 7
Use of Proceeds..................................................20
Selling Stockholders.............................................20
Plan of Distribution.............................................22
Description of Securities........................................23
Legal Matters....................................................27
Experts..........................................................27

                                     PART II

                     Information Not Required in Prospectus


Item 14. Other Expenses of Issuance and Distribution.

                The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

     SEC Registration Fee...................................      $10,057.00
     Accounting Fees and Expenses...........................       50,000.00
     Legal Fees and Expenses................................       45,000.00
     Miscellaneous Expenses.................................        4,943.00
                                                                 -----------
          Total.............................................     $110,000.00

Item 15. Indemnification of Directors and Officers.

                  The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

                  Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which Section is hereby incorporated herein by reference.

                  The Registrant also has Indemnification Agreements with each of its directors.

Item 16. Exhibits.

(a)      Exhibits

         (4)         -  Reliance Warrant*
         5.1         -  Opinion of Bachner, Tally, Polevoy & Misher LLP as to legality**
         23.1        -  Consent of Coopers & Lybrand L.L.P. - Included on II - 6
         23.2        -  Consent of Bachner, Tally, Polevoy & Misher LLP - Included in Exhibit 5.1**
         24          -  Power of Attorney - Included on II - 4

------------------

* Filed as part of Exhibit 10.71 to the Registrant's Report on Form 8-K dated June 2, 1995 and incorporated herein by reference thereto

** To be filed by amendment


Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

         The undersigned registrant hereby undertakes:


                                      II-1





                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Undertakings required by Regulation S-K, Item 512(i).

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


                                      II-2





         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      II-3





                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, County of Middlesex on the 16th day of December, 1996.

                                       INTERNEURON PHARMACEUTICALS, INC.

                                       By:  /s/ Glenn L. Cooper
                                            --------------------------
                                                Glenn L. Cooper, M.D.
                                        President and Chief Executive Officer


                  The undersigned hereby constitute and appoint Glenn L. Cooper, M.D. and Thomas F. Farb, and each of them the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                                       Date
         ---------                          -----                                       ----

    /s/Glenn Cooper, M.D.                   President, Chief Executive                  December 16, 1996
------------------------------              Officer and Director
     Glenn L. Cooper, M.D.                  (Principal Executive Officer)

    /s/Lindsay Rosenwald
------------------------------
     Lindsay Rosenwald, M.D.                Chairman of the Board of                    December 16, 1996
                                            Directors

------------------------------
    Harry J. Gray                           Director

    /s/Alexander M. Haig, Jr.
------------------------------
     Alexander M. Haig, Jr.                 Director                                    December 16, 1996

    /s/Peter Barton Hutt
------------------------------
     Peter Barton Hutt                      Director                                    December 16, 1996

    /s/Malcolm Morville
------------------------------
     Malcolm Morville, Ph.D.                Director                                    December 16, 1996


                                      II-4





    /s/Robert K. Mueller
------------------------------
     Robert K. Mueller                      Director                                    December 16, 1996

    /s/ Lee Schroeder
------------------------------
     Lee J. Schroeder                       Director                                    December 16, 1996


------------------------------
     David Sharrock                         Director

    /s/Richard Wurtman, M.D.
------------------------------
     Richard Wurtman, M.D.                  Director                                    December 16, 1996

    /s/Thomas F. Farb
------------------------------
     Thomas F. Farb                         Executive Vice President, Finance,          December 16, 1996
                                            Treasurer and Chief Financial Officer
                                             (Principal Financial and
                                             Accounting Officer)


------------------------------
By:  Glenn L. Cooper, M.D.,
        As attorney in fact



                                      II-5





                                                                   Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated November 8, 1996 on our audits of the consolidated financial statements of Interneuron Pharmaceuticals, Inc. as of September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996, which report is included in the Annual Report on Form 10-K of Interneuron Pharmaceuticals, Inc. for the fiscal year ended September 30, 1996. We also consent to the reference to our firm under the caption "Experts".


                                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
December 16, 1996



                                      II-6





                                  Exhibit Index


(4) -  Reliance Warrant*
5.1 - Opinion of Bachner, Tally, Polevoy & Misher LLP as to legality** 23.1- Consent of Coopers & Lybrand L.L.P. - Included on II - 6
23.2-  Consent of Bachner, Tally, Polevoy & Misher LLP - Included in Exhibit
       5.1**
24  -  Power of Attorney - Included on II - 4

----------------

 * Filed as part of Exhibit 10.71 to the Registrant's Report on Form 8-K dated June 2, 1995 and incorporated herein by reference thereto

** To be filed by amendment


                                      II-7